                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-112367

 PRICING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT NO. 371 DATED FEBRUARY 6, 2004
                                   -- NO. 411

(GOLDMAN SACHS LOGO)
                          THE GOLDMAN SACHS GROUP, INC.
                           Medium-Term Notes, Series B

                                   ----------

                                  $9,999,994.60
               2.00% Mandatory Exchangeable Notes due January 2005
              (Exchangeable for Common Stock of BMC Software, Inc.)

                                   ----------



      This pricing supplement and the accompanying prospectus supplement no. 371, relating to the mandatory exchangeable notes, should be read together. Because the mandatory exchangeable notes are part of a series of our debt securities called Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus supplement no. 371 should also be read with the accompanying prospectus dated February 6, 2004, as supplemented by the accompanying prospectus supplement dated February 6, 2004. Terms used here have the meanings given them in the accompanying prospectus supplement no. 371, unless the context requires otherwise.

      The mandatory exchangeable notes offered by this pricing supplement, which we call the "offered notes" or the "notes", have the terms described in the accompanying prospectus supplement no. 371, as supplemented or modified by the following:

ISSUER: The Goldman Sachs Group, Inc.     STATED MATURITY DATE: January 14,
                                          2005, unless extended for up to six
FACE AMOUNT: each offered note will       business days
have a face amount equal to $16.82,
which is the initial index stock          INTEREST RATE (COUPON): 2.00% per year
price; the aggregate face amount for
all the offered notes is $9,999,994.60    INTEREST PAYMENT DATES January 14 and
                                          October 14, beginning on October 14,
ORIGINAL ISSUE PRICE: 100% of the face    2004
amount
                                          REGULAR RECORD DATES: for the interest
NET PROCEEDS TO THE ISSUER: 99.95% of     payment dates specified above January
the face amount                           7 and October 6, respectively

TRADE DATE: July 7, 2004                  INDEX STOCK AND INDEX STOCK ISSUER:
                                          common stock of BMC Software, Inc.
SETTLEMENT DATE (ORIGINAL ISSUE DATE):
July 14, 2004                             CUSIP NO.: 38143U317




      Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or any other relevant factors, the value of your note on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. We encourage you to read "Additional Risk Factors Specific to Your Note" beginning on page S-2 of this pricing supplement and on page S-3 of the accompanying prospectus supplement no. 371 so that you may better understand those risks. The offered notes are not principal-protected and the payment amount is capped.

                                   ----------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

      Goldman Sachs may use this pricing supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PRICING SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.

                                   ----------

                     PRICING SUPPLEMENT DATED JULY 7, 2004.

PRINCIPAL AMOUNT:                         On the stated maturity date, each
                                          offered note will be exchanged for
                                          index stock at the exchange rate or,
                                          at the option of Goldman Sachs, for
                                          the cash value of that stock based on
                                          the final index stock price.

EXCHANGE RATE:                            If the final index stock price equals
                                          or exceeds the threshold appreciation
                                          price, then the exchange rate will
                                          equal the threshold fraction times one
                                          share of index stock for each $16.82
                                          of the outstanding face amount.
                                          Otherwise, the exchange rate will
                                          equal one share of the index stock for
                                          each $16.82 of the outstanding face
                                          amount. The exchange rate is subject
                                          to anti-dilution adjustment as
                                          described in the accompanying
                                          prospectus supplement no. 371.

                                          Please note that the amount you
                                          receive for each $16.82 of outstanding
                                          face amount on the stated maturity
                                          date will not exceed the threshold
                                          appreciation price and that it could
                                          be substantially less than $16.82. You
                                          could lose your entire investment in
                                          the offered notes.

INITIAL INDEX STOCK PRICE:                $16.82 per share.

FINAL INDEX STOCK PRICE:                  The closing price of one share of the
                                          index stock on the determination date,
                                          subject to anti-dilution adjustment.

THRESHOLD APPRECIATION PRICE:             The initial index stock price times
                                          1.25, which equals $21.025 per share.

THRESHOLD FRACTION:                       The threshold appreciation price
                                          divided by the final index stock
                                          price.

NO LISTING:                               The offered notes will not be listed
                                          on any securities exchange or
                                          interdealer market quotation system.

ADDITIONAL RISK FACTORS SPECIFIC TO       ASSUMING NO CHANGES IN MARKET
YOUR NOTE:                                CONDITIONS OR ANY OTHER RELEVANT
                                          FACTORS, THE VALUE OF YOUR NOTE ON THE
                                          DATE OF THIS PRICING SUPPLEMENT (AS
                                          DETERMINED BY REFERENCE TO PRICING
                                          MODELS USED BY GOLDMAN, SACHS & CO.)
                                          IS SIGNIFICANTLY LESS THAN THE
                                          ORIGINAL ISSUE PRICE



                                          The value or quoted price of your note
                                          at any time will reflect many factors
                                          and cannot be predicted. If Goldman,
                                          Sachs & Co. makes a market in the
                                          offered notes, the price quoted by
                                          Goldman, Sachs & Co. would reflect any
                                          changes in market conditions and other
                                          relevant factors, and the quoted price
                                          could be higher or lower than the
                                          original issue price, and may be
                                          higher or lower than the value of your
                                          note as determined by reference to
                                          pricing models used by Goldman, Sachs
                                          & Co.

                                          If at any time a third party dealer
                                          quotes a price to purchase your note
                                          or otherwise values your note, that
                                          price may be significantly different
                                          (higher or lower) than any price
                                          quoted by Goldman, Sachs & Co. You
                                          should read "Additional Risk Factors
                                          Specific to Your Note - The
                                          Market Price of Your Note May Be
                                          Influenced by Many Unpredictable
                                          Factors" in
                                          the accompanying prospectus supplement
                                          no. 371.

                                          Furthermore, if you sell your note,
                                          you will likely be charged a
                                          commission for secondary market
                                          transactions, or the price will likely
                                          reflect a dealer discount.

                                          There is no assurance that Goldman,
                                          Sachs & Co. or any other party will be
                                          willing to purchase your note; and, in
                                          this regard, Goldman, Sachs & Co. is
                                          not obligated to make a market in the
                                          notes. See "Additional Risk Factors
                                          Specific to Your Note - Your Note May
                                          Not Have an Active Trading Market" in
                                          the accompanying prospectus supplement
                                          no. 371.


BMC SOFTWARE, INC.:                       According to its publicly available
                                          documents, BMC Software, Inc. is an
                                          independent systems software vendor,
                                          delivering enterprise management.
                                          Information filed with the SEC by BMC
                                          Software, Inc. under the Exchange Act
                                          can be located by referencing its SEC
                                          file number: 001-16393.


HISTORICAL TRADING PRICE                  The index stock is traded on the New
INFORMATION:                              York Stock Exchange under the symbol
                                          "BMC". The following table shows the
                                          quarterly high and low trading prices
                                          and the quarterly closing prices for
                                          the index stock on the New York Stock
                                          Exchange for the four calendar
                                          quarters in each of 2002 and 2003 and
                                          for the three calendar quarters in
                                          2004, through July 7, 2004. We
                                          obtained the trading price information
                                          shown below from Bloomberg Financial
                                          Services, without independent
                                          verification.


                                                                                   HIGH           LOW            CLOSE
                                          2002
                                            Quarter ended March 31 ...             22.29          15.5           19.45
                                            Quarter ended June 30 ....             19.7           13.97          16.6
                                            Quarter ended September 30             16.5           11.15          13.07
                                            Quarter ended December 31              18.25          10.85          17.11
                                          2003
                                            Quarter ended March 31 ...             19.84          14.75          15.09
                                            Quarter ended June 30 ....             18.82          14.44          16.33
                                            Quarter ended September 30             16.6           13.4           13.93
                                            Quarter ended December 31              18.75          13.18          18.65
                                          2004
                                            Quarter ended March 31 ...             21.87          17.81          19.55
                                            Quarter ended June 30 ....             20.55          16.32          18.5
                                            Quarter ending September 30
                                                (through July 7, 2004)             18.6           16.6           16.67
                                           Closing price on July 7, 2004                                         16.67

                                          As indicated above, the market price
                                          of the index stock has been highly
                                          volatile during recent periods. It is
                                          impossible to predict whether the
                                          price of the index stock will rise or
                                          fall, and you should not view the
                                          historical prices of the index stock
                                          as an indication of future
                                          performance. See "Additional Risk
                                          Factors Specific to Your Note - The
                                          Market Price of Your Note May Be
                                          Influenced by Many Unpredictable
                                          Factors" in the accompanying
                                          prospectus supplement no. 371.

HYPOTHETICAL PAYMENT AMOUNT:              The table below shows the hypothetical
                                          payment amounts that we would deliver
                                          on the stated maturity date in
                                          exchange for each $16.82 of the
                                          outstanding face amount of your note,
                                          if the final index stock price were
                                          any of the hypothetical prices shown
                                          in the left column. For this purpose,
                                          we have assumed that there will be no
                                          anti-dilution adjustments to the
                                          exchange rate and no market disruption
                                          events.

                                          The prices in the left column
                                          represent hypothetical closing prices
                                          for one share of index stock on the
                                          determination date and are expressed
                                          as percentages of the initial index
                                          stock price, which equals $16.82 per
                                          share. The amounts in the right column
                                          represent the hypothetical cash value
                                          of the index stock to be exchanged,
                                          based on the corresponding
                                          hypothetical final index stock prices,
                                          and are also expressed as percentages
                                          of the initial index stock price.
                                          Thus, a hypothetical payment amount of
                                          100% means that the cash value of the
                                          index stock that we would deliver in
                                          exchange for each $16.82 of the
                                          outstanding face amount of your note
                                          on the stated maturity date would
                                          equal 100% of the initial index stock
                                          price, or $16.82, based on the
                                          corresponding hypothetical final index
                                          stock price and the assumptions noted
                                          above.

                                           HYPOTHETICAL FINAL INDEX           HYPOTHETICAL PAYMENT
                                             STOCK PRICE AS % OF                 AMOUNTS AS % OF
                                          INITIAL INDEX STOCK PRICE         INITIAL INDEX STOCK PRICE
                                          -------------------------         -------------------------
                                                     175%                              125%
                                                     150%                              125%
                                                     125%                              125%
                                                     115%                              115%
                                                     110%                              110%
                                                     100%                              100%
                                                      75%                               75%
                                                      50%                               50%
                                                       0%                                0%

                                          The payment amounts shown above are
                                          entirely hypothetical; they are based
                                          on market prices for the index stock
                                          that may not be achieved on the
                                          determination date and on assumptions
                                          that may prove to be erroneous. The
                                          actual market value of your note on
                                          the stated maturity date or at any
                                          other time, including any time you may
                                          wish to sell your note, may bear
                                          little relation to the hypothetical
                                          payment amounts shown above, and those
                                          amounts should not be viewed as an
                                          indication of the financial return on
                                          an investment in the offered notes or
                                          on an investment in the index stock.
                                          Please read "Additional Risk Factors
                                          Specific to Your Note" and
                                          "Hypothetical Payment Amounts on Your
                                          Note" in the accompanying prospectus
                                          supplement no. 371.

                                          Payments on your note are economically
                                          equivalent to the amounts that would
                                          be paid on a combination of other
                                          instruments. For example, payments on
                                          your note are economically equivalent
                                          to the amounts that would be paid on a
                                          combination of an interest-bearing
                                          bond bought, and an option sold, by
                                          the holder (with an implicit option
                                          premium paid over time to the holder).
                                          The discussion in this paragraph does
                                          not modify or affect the terms of the
                                          offered notes or the United States
                                          income tax treatment of the offered
                                          notes as described under "Supplemental
                                          Discussion of Federal Income Tax
                                          Consequences" in the accompanying
                                          prospectus supplement no. 371.

HEDGING: In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the index stock on the trade date. For a description of how our hedging and other trading activities may affect the value of your note, see
                                          "Additional Risk Factors Specific to
                                          Your Note - Our Business Activities
                                          May Create Conflicts of Interest
                                          Between You and Us" and "Use of
                                          Proceeds and Hedging" in the
                                          accompanying prospectus supplement no.
                                          371.